As filed with the Securities and Exchange Commission on June 21, 2002
Registration No. 333-86208

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBAL ENERGY GROUP, INC.

(Name of Small Business Issuer in its Charter)

Delaware (State or Other Jurisdiction Incorporation or Organization)	3585 (Primary Standard Industrial Classification Code Number)	23-3020677 (IRS Employer Identification No.)

2346 Success Drive
Odessa, FL 33556
(727) 372-3939
(Address and Telephone Number of Principal Executive Offices)

Joseph H. Richardson, President
2346 Success Drive
Odessa, FL 33556
(727) 372-3939
(Name, Address and Telephone Number of Agent for Service)

Copy to:
J. Cary Ross, Jr.
Trenam, Kemker
101 East Kennedy Blvd., Suite 2700
Tampa, FL 33601
(813) 223-7474

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [_]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until our registration statement for these securities, filed with the Securities and Exchange Commission, becomes effective. This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion

Preliminary Prospectus	June ___, 2002

GLOBAL ENERGY GROUP, INC.

2,752,033 Shares
Common Stock

     This prospectus relates to the resale, from time to time, of up to 2,752,033 shares of our common stock by the selling shareholders, listed on page 16, or their transferees. Information on the selling stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We are not selling any shares in this offering, and we will not receive any of the proceeds from the sale of these shares by the selling stockholders.

     Our common stock is traded on the Over the Counter Bulletin Board (OTCBB) under the symbol “GENG”. On June 7, 2002, the closing price of one share of our common stock was $2.05.

     An investment in our Common Stock is speculative and involves a high degree of risk. Before investing, you should carefully read and consider all the information in this prospectus, including in particular the risk factors beginning on page 2. You should not purchase any Common Stock unless you can afford to lose your entire investment.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

2

TABLE OF CONTENTS

RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION
USE OF PROCEEDS
OUR BUSINESS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Investment Agreement
Registration Rights Agreement
Agreement with Technical Reaserch
Consent of Baumann, Raymondo & Company P.A.

RISK FACTORS

     An investment in our Common Stock is speculative and involves a substantial degree of risk. Investors should carefully consider, along with other information in this prospectus, the following considerations and risks in evaluating an investment in our Common Stock. You should not purchase any Common Stock unless you can afford to lose your entire investment.

We have accumulated a deficit and anticipate future losses.

     From inception through December 31, 2001, our revenues have been sporadic and we have an accumulated deficit of ($3,067,929). Many of our products are in the early stages of commercialization, while others are still under development. The products scheduled for manufacturing and distribution will require significant production, sales and marketing expenditures that, together with projected general and administrative expenses along with continuing expenses to develop and patent additional technologies, will cause anticipated additional operating losses for the near future. We cannot predict when we will become profitable. If we cannot achieve profitability, investors in our Common Stock will likely lose their entire investment.

If we are unable to protect our intellectual property, we may be unable to compete.

     Our products rely on our proprietary technology, and we expect that future technological advancements made by us will be critical to sustain market acceptance of our products. Therefore, we believe that the protection of our intellectual property rights is, and will continue to be, important to the success of our business. We rely on a combination of patent and trade secret laws, and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners and control access to and distribution of our software, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where applicable laws may not protect our proprietary rights as fully as in the United States. In addition, the measures we undertake may not be sufficient to adequately protect our proprietary technology and may not preclude competitors from independently developing products with functionality or features similar to those of our products.

Our patent rights are subject to royalty fees and to the risk of loss.

     Our products incorporate the proprietary technology covered by the Company’s patents, which were assigned and/or licensed to the Company by the inventors of the underlying technology. Information regarding those arrangements is set forth under “Our Business – Technology.” The Company will be required to make royalty payments to the inventors with respect to sales of products incorporating the patented technology, and also to actively commercialize the technology. If the Company fails to pay the required royalties or fails to use reasonable efforts to generate income on products covered by a patent, the inventors have the right to terminate the related agreement. Loss of the rights to use these patents would render the Company unable to manufacture, market and sell some or all of its products and thereby seriously jeopardize the Company’s ability to survive.

Our efforts to protect our intellectual property may involve us in costly and lengthy litigation than could seriously harm our business.

     In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. Although we have not been involved in intellectual property litigation, we may become involved in litigation in the future to protect our intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages or invalidate our intellectual property rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:

•	cease selling our products that use the challenged intellectual property;

• obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all; or

• redesign those products that use infringing intellectual property or cease to use an infringing patent.

     Any of these actions would likely preclude us from selling our most valuable products, and therefore might force us to cease operations.

We have no experience in manufacturing our products in commercial quantities and our current manufacturing facilities have limited capacity.

     We have manufactured our products in limited quantities only. To be financially successful, however, we (or third parties on our behalf) will have to manufacture our products in commercial quantities at acceptable costs while also maintaining the quality control we have achieved in manufacturing these products in limited quantities. This presents a number of challenges for the Company and we cannot be sure that we will be successful in developing manufacturing processes or in locating third party manufacturers that permit us to accomplish these tasks. Although our facilities are adequate to manufacture limited quantities of all our products, we do not have the capacity to manufacture certain of our products in commercial quantities. For the manufacture of those products, we plan to contract with third party manufacturers if suitable terms can be arranged. If we are unable to obtain such arrangements, we may be forced to manufacture our products with our own limited resources. If we are unable to manufacture or obtain quality products in commercial quantities at acceptable costs, then we may not be able to maintain product inventories at levels necessary to generate and support product sales and we may not be able to generate sufficient revenue to survive.

We have limited experience in marketing and selling our products and our marketing strategy is untested.

     Our initial strategy is to market a complete line of equipment for the commercial unitary air conditioning market. As our products become ready for commercial distribution, we will have to develop a marketing and sales organization, or utilize existing distribution channels in the HVAC industry. Our initial sales strategy will be to rely heavily on selling our products through existing distributors and/or HVAC contractors. Over time we plan to supplement the sales activities of distributors and contractors with a limited number of Company personnel dedicated to making direct sales of our products, primarily to national accounts customers and governmental agencies. We also intend to evaluate using manufacturer representatives to make direct sales to customers. Our planned marketing strategy is untested and we do not know whether it will be successful. If we are unable to market and sell our products in commercial quantities we may not be able to generate sufficient revenue to survive.

We are a relatively small company with limited resources compared to some of our current and potential competitors.

     The markets in which we compete are intensely competitive. Many of our current and potential competitors have longer operating histories, significantly greater resources, broader name recognition and a larger customer base than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in customer requirements. In addition, some of our current and potential competitors have established supplier relationships with our current or potential customers. These competitors may be able to leverage their existing relationships to discourage these customers from purchasing products from us or to persuade them to replace our products with their products. Increased competition could decrease our prices, reduce our sales, lower our margins, or decrease our market share. These and other competitive pressures could prevent us from competing successfully against current or future competitors and could materially harm our business.

Certain legal risks and uncertainties relating to our products could subject us to claims for damages.

     In the course of our business, we are exposed to legal risks and uncertainties relating to product liability and warranty claims by our customers. Although we believe that we have implemented and we plan to continue to implement adequate policies to prevent any material defects in our products, claims alleging such matters may still be brought against us. Any such claim may be time-consuming and costly and may harm our business and financial condition. We maintain liability insurance for many of the risks encountered in our business, however, claims may exceed the amounts covered by our insurance.

Our common stock may experience extreme market price and volume fluctuations.

     The market price of our common stock has little trading history, and has historically experienced significant volatility and may continue to experience such volatility in the future. We have few publicly traded shares and a limited number of stockholders, and our stock is currently thinly-traded. Factors such as technological achievements by us and our competitors, the establishment or development of strategic relationships with other companies, our introduction of commercial products, and our financial performance may have a significant effect on the market price of our common stock. In addition, the stock market in general, and the stock of technology companies in particular, have in recent years experienced extreme price and volume fluctuations, which are often unrelated to the performance or condition of particular companies. Such broad market fluctuations could adversely affect the market price of our common stock. Following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against a company. If we become subject to this kind of litigation in the future, it could result in substantial litigation costs, a damages award against us and the diversion of our management’s attention.

We may be unable to raise additional capital to complete our product development and commercialization plans.

     Our product development and commercialization schedule could be delayed if we are unable to fund our research and development activities or the continuing development of our manufacturing plans. Our current expectations are that we will need to seek additional capital through public or private sales of our securities in order to fund our activities on a long-term basis. We do not know whether we will be able to secure such additional funding on terms acceptable to us. We face substantial uncertainties with our business operations and may not be able to achieve the cash flows that we currently predict. Our current cash resources, together with revenues from operations and the proceeds, if any, we may receive from any future financing transactions may not be sufficient to enable us to reach our cash break-even point. If we are not able to secure additional funds, investors in our Common Stock will likely lose their entire investment. If we are successful in raising additional capital, investors and shareholders could face substantial dilution of their investments

The selling stockholders may engage in short sales of our stock, which could have the effect of driving down our stock price.

     Short sales are sales of a security not owned by the seller and these sales are used to take advantage of an anticipated decline in the price of a security. The selling stockholders might sell their Common Stock at a price that is less than the then current market price. Repeated sell-offs of high volumes of Common Stock could place downward pressure on our stock price and result in a loss to persons who purchased shares prior to this prospectus. In addition, our current shareholders may also engage in short sales of our stock, which could put additional downward pressure on our stock price.

We need to raise additional capital which, if not obtained, could require us to cease operations.

     As of December 31, 2001 we had approximately $330,000 in cash, and as of May 31, 2002 we had approximately $10,000 in cash. The increase/decrease reflects our net loss and negative cash flow from operations in the first portion of 2002, offset by borrowing $315,000 from a private investor pursuant to an Investment Agreement that provides for additional borrowing of up to $446,000. However, we would need approximately $1.2 million in net cash available to operate for the next twelve months, which will require us to obtain additional financing beyond the Investment Agreement we now have. We may not be able to obtain such additional financing, or, if available, the terms of the financing may not be favorable to us or our shareholders. An inability to raise additional financing would have a material adverse effect on our business, prospects, operating results and financial condition and could require us to cease operations.

The “penny stock rules” apply to broker-dealer sales of our common stock and could have a negative effect on the liquidity and market price of our common stock.

     Our common stock is listed on the OTC Bulletin Board. It is not quoted on any exchange or on Nasdaq, and no other exemptions currently apply. Therefore, the SEC “penny stock” rules govern the trading in our common stock. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with the following:

•	a risk disclosure document,

•	disclosure of market quotations, if any,

•	disclosure of the compensation of the broker and its salespersons in the transaction, and

•	monthly account statements showing the market values of our securities held in the customer’s accounts.

     The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer’s confirmation. Generally, brokers subject to the “penny stock” rules when effecting transactions in our securities may be less willing to do so. This may make it more difficult for investors to dispose of our common stock. In addition, the broker prepares the information provided to the broker’s customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.

Our common stock is thinly traded, and therefore it may be difficult to sell your securities at a given time, and at any price, which could result in a loss on your investment.

     As of the date of this prospectus, there are few trades in the public market for our Common Stock. Although we plan to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board, our attempts to do so may not be successful. As a result of the foregoing, investors may be unable to liquidate their investment for any reason.

We do not anticipate paying dividends on our common stock.

     We have never paid dividends on our common stock and we do not anticipate paying dividends in the foreseeable future. We intend to reinvest any funds that might otherwise be available for the payment of dividends in further development of our business.

Four of our stockholders have substantial control over our company and could delay or prevent a change in corporate control.

     A small group of our principal stockholders own, in the aggregate, approximately 65% of our outstanding common stock. As a result, these stockholders will be able to exert significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of voting power could delay or prevent an acquisition of our company on terms which other stockholders may desire.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

     This prospectus may contain forward looking statements. Forward looking statements are statements that describe, or that are based on, our current expectations, estimates, projections and beliefs. Forward looking statements are based on assumptions made by us, and on information currently available to us. Forward-looking statements describe our expectations today of what we believe is most likely to occur or may be reasonably achievable in the future, but such statements do not predict or assure any future occurrence and may turn out to be wrong. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “believe,” “anticipate,” “intend,” “expect,” “estimate,” “project”, “predict”, “hope”, “should”, “may”, and “will”, other words and expressions that have similar meanings, and variations of such words and expressions, among others, usually are intended to help identify forward-looking statements.

     Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Risks, uncertainties and inaccurate assumptions could cause actual results to differ materially from historical results or those currently anticipated. Consequently, no forward-looking statement can be guaranteed. The potential risks and uncertainties that could affect forward looking statements include, but are not limited to increased competition, extent of the market demand for and supply of goods and services of the types provided by the Company, governmental regulation, performance of information systems, and the ability of the Company to hire, train and retain qualified employees. You also should consider the specific risk factors described more fully above.

     We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this document. The information contained in this prospectus is current only as of its date, and we assume no obligation to update any forward-looking statements.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of Common Stock by the selling stockholders.

OUR BUSINESS

Overview

     Global Energy Group, Inc. (the “Company” or “Global”) invents, develops and commercializes new technologies that improve the energy efficiency of existing products and processes. Our particular focus is on thermodynamics, heat transfer and heat exchange, which are important to the heating, ventilation, air conditioning, and refrigeration (“HVACR”) industries. We currently hold the rights to seven patents, and five patent-pending applications. Using these patents, we have been able to develop products that we believe are significantly more energy efficient than those currently generally available. Our initial product strategy is to market a complete line of retrofit and new equipment products for the commercial rooftop air conditioning market. Over the past three years we have installed equipment in a number of locations in Florida, including three schools, four post offices, and buildings located on two military bases. Some of these installations were retrofits to existing air conditioning equipment, while others were entirely new systems. Through these installations, we refined our equipment design and provided field verification that our technologies would effectively increase capacity while reducing energy consumption. Each of these initial installations resulted in energy efficiency improvements of 25% or greater (meaning that the installation of our equipment increased the cooling level achieved by 25%, without increasing energy consumption). We also currently are developing additional products that target the residential market, and we plan to expand our product line to include heat pumps, ice machines and water heaters. As new technologies are developed, we will evaluate how to maximize the value of each one. This will include the choice between licensing the technology to others, joint venturing, or commercializing the products ourselves. However, there is no assurance that we will complete the development or introduction of any new products, and the timing of the introduction of any additional products is not certain.

Products

     To date, the Company has completed development of three products. Our principal products are our “EER(+)Plus” units, which we expect to be the principal source of any sales revenues during the coming year. Our EER+ units utilize generally wasted condensate water and exhaust air, produced by all air standard conditioning systems, to provide increased capacity and to reduce power consumption. We believe this produces improvements in energy efficiency of at least 25%, which corresponds to a reduction of at least 20% in energy consumption for air conditioning when maintaining the same cooling level. Our product designs include both add-on and stand alone packaged units. Thus far, however, all units produced and sold have been add-on units. The Company has completed the design and testing of a complete unitary packaged air conditioning unit, with several of its patented technologies incorporated into it. A sample unit was tested by ARI, an independent industry group which certifies the energy efficiency ratings of air conditioning units, in May, 2002. Based upon this test, the Company’s 7.5 ton unit has rated 13.5 EER. Current plans call for the Company to offer both the EER+ product and the rooftop packaged units in several cooling sizes ranging from 6 to 30 tons. Typically, a commercial building installation requires a ton of air conditioning for every 300-400 square feet. Large buildings would utilize multiple units.

Technology

     Global currently holds the exclusive rights to seven U.S. patents and five patent-pending applications pursuant to a series of agreements with the inventors of the underlying technologies. Under the terms of these agreements, the Company has the exclusive right to pursue commercial development of the patented technologies. For all but one of the patents, these agreements are with Mr. Thomas Hebert, an officer of the Company and the beneficial owner of 1,612,450 shares (or about 13%) of the Company’s Common Stock. The other inventor is Mr. Noel Davis, an individual not otherwise associated with the Company. Mr. Hebert and Mr. Davis are entitled to royalty payments from any sales of the products produced by the Company with the patented technologies. These payments will begin in 2004 and will be tied to the dollar amount of sales by the Company of products incorporating the patented technologies. The agreements also establish minimum royalty amounts, regardless of the level of sales, if any, required to be paid beginning in 2002. Minimum royalties under the Company’s patent agreements as in effect on June 7, 2002 would amount to $10,000 in 2002, increasing each year until reaching $510,000 in 2009 and following years. No royalty payments are required after the underlying patents expire. In addition to making royalty payments, the Company must use reasonable efforts to generate income on each patent. Failure to comply with a patent assignment or license agreement could result in the loss of the Company’s right to manufacture and sell products incorporating the patented technology. Most of these patents are essential to the Company’s business plan, and loss of the rights to exploit these patents would seriously jeopardize the Company’s existence. One patent not important to the Company’s business expires in 2003, and the other patents expire at various times in 2016 through 2018.

Production

     To date, Global has internally produced all the equipment it has sold. The Company purchases components, fabricates sheet metal and tubing and then assembles and tests its finished products. In the future, the Company may continue to produce its products itself, or the Company may seek arrangements with others for manufacturing services. Because we have only limited manufacturing capabilities, production in significant quantities, or production of some products (such as a unitary packaged unit, if we complete the design and testing of such a unit), could not be accomplished without obtaining outside manufacturing services, at least initially. All materials and components for the Company’s products are readily available and the Company believes that it will be able to secure an adequate supply of material to produce its products. The Company also believes that suitable manufacturing services would be readily available.

Distribution

     The Company has a very small in-house sales staff, and in the near term intends to sell most of its products through HVACR distributors and/or contractors. The Company is in the early stages of seeking to identify candidates for distribution arrangements with established contractors, with an initial focus on the states of Texas, Oklahoma, Kansas, Florida, Georgia, California and Arizona. In addition to distributors and/or contractors, the Company may also utilize manufacturers’ representatives. The Company has begun the process of trying to identify potential representatives, but has not yet established any significant relationships.

Competition and Markets

     The Company will be competing in the marketplace to sell unitary air conditioning equipment in the new construction and replacement markets. In the United States in 2001 and 2000, 6.2 million and 6.7 million unitary air conditioning units and heat pumps were sold, respectively. Approximately one-half of this market is for replacement units. There are numerous manufacturers of such equipment. The Company competes with all manufacturers of HVACR equipment. All of these companies are more established and many are substantially larger than Global and have greater resources. For Global to be successful, its products have to compete on the basis of total value – that is, the higher price of the product must be more than offset by increased operational efficiency and lower operating expenses of its equipment when compared to the products available from other manufacturers. Based on actual experience for the units installed by the Company over the past three years, we believe our equipment will consume at least 20% less electricity than competing products. While actual pricing will vary based on market conditions and other factors, the Company anticipates that its units generally will be priced higher than competitors’ products. We provide a competitive warranty on its products covering parts only for a period of one year from the date of operation; compressors are warranted for an additional four years.

Customers

     We have no major customers at this time. The products that have been sold and installed over the past few years have primarily been sold either directly by us or through energy services companies (“ESCOs”) that had customers seeking to install equipment to reduce overall energy consumption. To combat our lack of resources and brand identity, our marketing and sales strategy focuses on using existing distributors and/or HVACR contractors that have established customer bases.

     One of the largest potential customers for our products is the federal government and its various agencies. The federal Climate Change Action Plan requires all federally owned facilities to reduce their total energy consumption by 2005. We believe our technology may help some government facilities achieve significant portions of their energy savings requirements. However, we do not know whether we will be able to sell any of our products to any particular customer.

Environmental Matters

     Our operations are subject to evolving and often increasingly stringent federal, state, local and international laws and regulations concerning the environment. Environmental laws that affect or could affect the Company’s domestic operations include, among others: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substances Control Act, and any regulations promulgated under these acts and various other federal, state and local laws and regulations governing environmental matters. The Company believes it is in compliance in all material respects with all existing environmental laws and regulations.

     In the past decade, there has been increasing regulatory and political pressure to phase out the use of certain ozone depleting substances, including halons, chlorofluorocarbons (“CFCs”), and hydrochlorofluorocarbons (“HCFCs”), some of which are utilized in air conditioning and refrigeration equipment. Like most of its competitors, the Company’s products utilize HCFCs as refrigerants. Federal and international law currently caps production of HCFCs at 1996 levels and contemplates a complete phase-out of HCFC production by 2030. The Company does not believe the current phase out schedule for HCFCs will have any adverse effect on its financial position or results of operations. The Company believes that there will likely be continued pressure by the international environmental community for the United States and other countries to accelerate the HCFC phase out schedule. However, the Company’s products are being designed to utilize the next generation of refrigerants without substantial modification, and the Company believes it is well positioned to react to any changes in the regulatory landscape for HCFCs.

Employees

     The Company currently employs 10 full time people. It is anticipated that additional personnel will be required if the Company expands its operations.

Corporate History

     Global Energy & Environmental Research, Inc. (“GEER”), a Florida corporation and the original operator of our business, was organized in December 1998. Mr. Wiles, Mr. Cornett, Mr. Hebert, and Dr. Stubbs were founders of GEER. In October 1999, an individual not related to GEER formed 1stopsale.com Holdings, Inc., a Delaware corporation, which conducted an initial public offering in 2000. Although 1stopsale.com originally was intended to operate an Internet-oriented retail business, it never began that operation.

     In October 2001, GEER and 1stopsale.com entered into a Securities Exchange Agreement. Pursuant to that agreement, (1) shares of 1stopsale.com Holdings, Inc. were issued in exchange for all outstanding shares of GEER, making GEER a wholly owned subsidiary of 1stopsale.com Holdings, Inc., (2) 1stopsale.com Holdings, Inc. assumed the business operations of GEER, keeping GEER as a subsidiary, and (3) 1stopsale.com Holdings, Inc. changed its name to “Global Energy Group, Inc.”, its current name, thereby becoming the Company. This transaction (the “2001 Restructuring”) resulted in the previous owners of GEER giving up their ownership of GEER, which then became a subsidiary of 1stopsale.com Holdings, Inc. In exchange, those individuals gained control of 1stopsale.com Holdings, Inc., which then became the Company.

     From a corporate law standpoint, 1stopsale.com Holdings, Inc. (now known as Global Energy Group, Inc.) acquired all the outstanding Common Stock of GEER. However, from an accounting perspective, the 2001 Restructuring is treated as a “reverse merger,” or as if GEER acquired 1stopsale.com Holdings, Inc. Also as part of the 2001 Restructuring, the Company effectuated a 1-for-20 reverse stock split which changed the par value of its Common Stock and the number of authorized shares to 50,000,000 shares of $.001 par value per share Common Stock. In the 2001 Restructuring, 9,375,000 shares of Common Stock were issued to the former GEER stockholders in exchange for their GEER common stock. Although GEER is now a subsidiary of the Company, prior to October 2001 there was no affiliation between GEER and the Company.

     The Company’s principal office is at 2346 Success Drive, Odessa, Florida 33556 and its telephone number is 727.372.3939.

Properties

     The Company occupies and leases approximately 20,540 square feet of office/manufacturing space in Odessa, Florida, which is in good condition and is adequate for the Company’s needs at this time.

     It is not our policy to acquire assets primarily for possible capital gain or primarily for income. We do not have, and do not expect to have in the foreseeable future, any material investments in real estate, interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities. However, we do not have any policies regarding such investments, there are no limitations on the amount that the Company is permitted to invest in any one investment or type of investment, and no vote of our security holders is required to adopt or change any policy regarding the foregoing.

Legal Proceedings

     We are not a party to any material legal proceedings, and no material legal proceedings have been threatened by or, to the best of our knowledge, against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The financial information set forth in the following discussion should be read in conjunction with, and qualified in its entirety by, the Financial Statements included in this prospectus.

Critical Accounting Policies and Estimates

     Global’s significant accounting policies are more fully described in Note A to the financial statements. However, certain accounting policies are particularly important to the portrayal of the Company’s financial position and results of operations and require the application of significant judgment by our management; as a result they are subject to an inherent degree of uncertainty. In applying these policies, Global’s management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Our significant accounting policies include:

•	Revenue Recognition. Revenue from construction contracts is recognized on the percentage-of-completion method measured by the percentage of cost incurred to date to estimated total cost for each contract. Global Energy does not allocate general and administrative expenses to its contracts in progress.

•	Allowance for Uncollectible Accounts Receivable. We estimate and provide an allowance for uncollectible accounts based on analysis and age of our open accounts, our experience with the particular customer, our own historical experience with bad debts, as well as other information obtained from outside sources.

•	Long-lived assets. We depreciate property and equipment and amortize patents over the respective asset’s estimated useful life. We determine the useful lives of each asset based of how long we determine the asset will generate revenue or has a useful economic life. We review the remaining useful life of our assets annually to ascertain that our estimate is still valid. If we determine the useful lives have materially changed, we either change the useful life of the assets or we may write the asset off completely if we determine the asset has exhausted its useful life.

•	Income Taxes. As part of the process of preparing our financial statements, we are required to estimate our income taxes. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of specific items, such as depreciation, allowance for uncollectible accounts receivable and others. These differences result in deferred tax assets and liabilities. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase the allowance in a period, we must include an expense within the tax provision in the statement of operations. To date, we have recorded a valuation allowance of $660,865 for the entire amount of our deferred tax assets due to the uncertainty of our ability to utilize them. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish or adjust an additional valuation allowance which could materially impact our financial position and results of operations.

Income Statement — Results Of Operations

2001 compared to 2000

     Revenues decreased $365,957 as a result of the completion of several projects with three customers during 2000 that were not repeated during 2001. Contracts with one customer provided over $300,000 in revenues in 2000 for two major projects, and in 2001 this customer provided no new revenues. In each case, we sold our equipment to a contractor, who then resold it and installed it on the ultimate customer’s premises. The lack of significant new projects resulted from a shift in management’s focus during 2001. During 2001, the Company concentrated on the final development of three of its patented products, the infrastructure to support the sales generated from these products, the preparation of patent applications and the initial product development of several new technologies, and on completing the 2001 Restructuring. Cost of sales decreased by $332,615 from 2000 due to the lower volume of revenues. The gross profit in 2001 was $23,780, compared to a gross profit of $57,122 in 2000. This decrease was due to the lower volume of revenues.

     Operating expenses increased by $761,731, mainly due to an increase in consulting fees of approximately $650,000. The consulting services provided during 2001 were management, financial advisory, operations/labor, marketing and research and development. Legal and accounting fees increased by about $75,000 as a result of the 2001 Restructuring. Spending on sales and marketing increased by a total of $40,064 over the amount incurred during 2000. Global spent $72,963 and $49,568 on research and development during the years ended December 31, 2001 and 2000, respectively. Other general and administrative expenses had nominal increases from 2000 to 2001.

     Net interest expense increased by approximately $14,000 due to greater levels of debt outstanding, and a decrease in offsetting interest income. The issuance of the convertible debenture in September 2001 was the primary cause for the increase in debt levels.

     Net loss for the year increased from a loss of ($491,377) in 2000 to a loss of ($1,299,651) in 2001.

Commitments

     The Company has a current material commitment with its landlord. Global Energy leases a 20,540 square foot facility in an industrial park in Odessa, Florida. The lease is for a period of five years with an automatic renewal clause for each additional year. The current lease amount is $4.69 per square foot annually ($8,021 monthly, including rent, insurance, taxes and other pass through items), increasing each year on the anniversary of the lease.

     The following table presents a summary of the Company’s contractual obligations and other commercial commitments as of December 31, 2001.

		Payments due by Period

		Less than	1 to 3	4 to 5	After
	Total	1 year	Years	Years	5 Years

Long-term debt	616,938	587	47,200	214,500	354,651
Operating leases	496,735	100,863	192,412	203,460	0
Total contractual cash obligations	1,113,673	101,450	239,612	417,960	354,651

Liquidity And Capital Resources

     The Company incurred net losses for the reasons described above. Of this loss, over $630,000 was funded by the issuance of Common Stock for services and so does not represent a use of cash. Increases in cost and estimated earnings in excess of billings, inventory and prepaid items, and decreases in accounts payable, brought the net cash loss from operations to $(864,959). Net cash invested during 2001 included technical and office equipment purchases of approximately $60,903 and investments in patents of $51,466. Net cash from financing during 2001 included the issuance of a $500,000 convertible debenture on September 28, 2001 and Common Stock issues for cash totaling $750,000. The debenture and its accrued interest ($10,849) were converted into 510,849 shares of Common Stock subsequent to year-end.

     Global Energy does not expect any significant purchases or sales of furniture or equipment, and does not plan to materially change the number of its employees, until it is able to raise the capital required to further expand its operations. The Company has no bank lines of credit. An Investment Agreement was executed on March 30, 2002 between the Company and one of its principal stockholders, Mr. Robert Smith. This agreement provides for Mr. Smith to loan up to $761,000 to Global on preset dates through July of 2002 as long as Global has filed a registration statement on Form SB-2 and is diligently pursuing making and keeping it effective. This prospectus is part of that registration statement, which was declared effective on the date of this prospectus. Any funds drawn bear interest at 8%. As the funds are drawn, for each dollar lent to the Company Mr. Smith receives a warrant to purchase 2/3 of one share of Common Stock at $1.50 per share. The first several installments, providing a total of $315,000, have already been furnished to Global, and the Company intends to borrow all funds available under the agreement as scheduled during June and July 2002.

     As of March 31, 2002, Global had approximately $24,000 in cash with which to satisfy its future cash requirements. At its current level of operations, the Company would require a minimum of approximately $1.2 million for the next 12 months. Beyond the funds from the Investment Agreement, during the next twelve months Global plans to satisfy its cash requirements through sales of its products and a combination of additional equity and debt financing. Revenues have been slower to materialize than previously anticipated. Management believes that revenues under contract will be significantly lower than previously estimated. Net cash received from product sales over the next twelve months are estimated to be in excess of $300,000. As of the date of this prospectus, Global has begun the process of searching for up to $2.0 million of additional equity or debt financing. To the extent that f Global is unable to obtain further debt or equity financing and if sales are slower to develop than management is now expecting, Global would not be able to continue operations as currently conducted

Risks And Uncertainties

     Reference is made to the risk factors described beginning on page 2 of this prospectus.

MANAGEMENT

Directors and Executive Officers

     The table below identifies the directors and executive officers of the Company.

Name	Age	Position(s) and Office(s)

Joseph H. Richardson	53	Chairman, President, Chief Executive Officer, Director
Peter E. Toomey	44	Executive Vice President — CFO, Director
Todd Van Hyfte	36	Executive Vice President — Marketing and New Product Development
Thomas H. Hebert	61	Vice President Research and Development
Richard E. Wiles	58	Director

     Joseph H. Richardson. Mr. Richardson was elected as President and Chief Executive Officer and Chairman of the Board of Directors on March 30, 2002. Prior to his association with Global, Mr. Richardson was employed by Florida Progress Corporation for close to twenty-five years. Florida Progress Corporation was a NYSE-listed, Fortune-500 company. Throughout that period, Mr. Richardson served in a variety of positions at both Florida Progress and its principal subsidiary, Florida Power Corporation. Mr. Richardson served as President of Florida Power Corporation from April 1996 through November 2000, at which time both companies were acquired by Carolina Power & Light Company. Mr. Richardson earned a BA degree in Economics from Cornell University, and a J.D. degree from Florida State University.

     Peter E. Toomey. Mr. Toomey was elected as Vice President, Chief Financial Officer and Director on March 30, 2002. Prior to his association with Global, Mr. Toomey was employed by Florida Progress Corporation for over sixteen years. Mr. Toomey served in a variety of financial positions at both Florida Progress and its subsidiaries. Mr. Toomey served as Vice President of Corporate Development at Florida Progress Corporation from April 1997 through November 2000, at which time that company was acquired by Carolina Power & Light Company. Mr. Toomey earned a BS degree in Economics from Florida State University and an MBA from the University of South Florida.

     Todd Van Hyfte. Mr. Van Hyfte was elected and appointed as Executive Vice President and Director of Global on October 12, 2001. He resigned from the Board on March 30, 2002. From June 1998 to September 2001, Mr. Van Hyfte served as Manager of Product Strategies of Lennox International, a subsidiary of Lennox Industries. From April 1997 to June 1998, he served as Product Manager of Alco Controls Division of Emerson Electric Company. From May 1992 to April 1997, Mr. Van Hyfte served as Senior Marketing Engineer (International Group) for The Trane Company, a subsidiary of American Standard. Mr. Van Hyfte earned a BS degree in Electrical Engineering Technology from Southern Illinois University, and an MBA from University of Dallas.

     Thomas H. Hebert. Mr. Hebert has served as Vice President Research and Development of Global since October 12, 2001 and served its predecessor GEER in this capacity since February 1998. With over 32 years in the construction, HVACR and refrigeration industries, Mr. Hebert has invented and been the principal design engineer for numerous technologies, including several patented products. From June 1995 to September 1997, he served as Vice President of Engineering with Energy Technologies, Inc. Mr. Hebert has focused on product development, applications and manufacturing/production development, and has spent over twenty years in the development and research of his proprietary inventions. Mr. Hebert earned a BS in Physics and an M.SCI in Physical Chemistry from the University of South Florida, and is a Masters Candidate in Engineering.

     Richard E. Wiles. Mr. Wiles served as President and Chief Executive Officer of Global from October 12, 2001 until March 30, 2002. Mr. Wiles was elected Chairman of GEER in June 2001. Mr. Wiles served GEER in these capacities and as a Director from its inception in February 1998. Prior to his association with GEER, Mr. Wiles served from May 1975 to June 1995 as President of Richard E. Wiles Corp., a company specializing in land development. From June 1995 to January 1998, Mr. Wiles served as President of Sun South Corp. Mr. Wiles earned a BA degree in Business Administration from Coe College, Cedar Rapids, Iowa.

Executive Compensation

Summary

     The following table sets forth information concerning the compensation paid or accrued by Global during the three fiscal years ended December 31, 2001 to its chief executive officer. No other executive officer received annual compensation in excess of $100,000 in any such fiscal year.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation

Name and Principal	Fiscal			Other Annual		Restricted		All Other
Position	Year	Salary	Bonus	Compensation	Options/SARS	Stock Awards	LTIP Payouts	Compensation

Richard E. Wiles,	2001	$86,400	$0	$101,500 (1)	$0	$0	$0	$0
Former President and CEO	2000	$31,600	$0	$0	$0	$0	$0	$0
	1999	$24,600	$0	$0	$0	$0	$0	$0

(1)  Reflects a grant of 250,000 shares on November 26, 2001. Such shares fully vested three months after the date of grant, on February 26, 2002. As of December 31, 2001, Mr. Wiles held all such shares of restricted stock. The valuation of the stock shown is based upon the market value of stock trading on the date of the grant, adjusted downward for, among other things, the inability to sell such a block of stock in light of the thin trading activity in Global’s stock. If valued solely on the basis of the closing market price of the Company’s Common Stock on the date of grant, such shares would be valued at $1,125,000. Restricted shares are entitled to receive dividends, if any, declared with respect to the Common Stock.

Option/SAR Grants; LTIP Awards

     As of the end of its most recent fiscal year, the Company had not at any time granted any stock options or SARs, nor had the Company adopted or made any awards under any long term incentive plan.

Compensation of Directors

     The Company recently adopted a policy to pay its non-employee directors an annual retainer of $10,000, payable in restricted shares of Common Stock. The Company also pays non-employee directors a meeting fee of $1,000 per meeting, payable in cash, and reimburses its directors for any expenses associated with attending the meetings. At this time, the Company has not determined to pay any additional amounts for committee participation or special assignments. The Company’s policy provides that employee directors receive no compensation for their services on the Board of Directors.

Executive Employment and Change-in-Control Arrangements

     On March 30, 2002, the Company entered into employment agreements with Mr. Richardson and Mr. Toomey. Under these agreements, each individual is employed for a period of three years, with automatic annual renewals. Key provisions of the agreements include:

•	Mr. Richardson’s base salary will be $125,000, $150,000 and $175,000 for the first, second and third years, respectively;

•	Mr. Toomey’s base salary will be $100,000, $125,000 and $150,000 for the first, second and third years, respectively;

•	The agreements may be terminated by the Company, either with good cause (as defined in the agreements) or without good cause (as defined in the agreements). Terminations without good cause would require payment of accrued compensation and benefits plus a lump-sum severance payment amounting to compensation that otherwise would be earned through the end of the then current term;

•	Generally, a change in the positions, roles or responsibilities of Mr. Richardson or Mr. Toomey in a manner adverse to the employee would be deemed a termination without cause under the employment agreements;

•	Termination of employment within three years of a change in control of the Company would require payment of accrued compensation and benefits plus a lump-sum severance payment amounting to three years’ base salary plus bonus compensation;

•	Both employees are subject to certain non-competition and non-solicitation provisions.

Securities Authorized for Issuance under Equity Compensation Plans

     The Global Energy Group, Inc. 2001 Equity Incentive Plan, adopted by our Board of Directors effective as of September 1, 2001 and ratified by our stockholders in October 2001, covers up to 3,000,000 shares of our Common Stock which are issuable upon the exercise of stock options or as outright stock awards. The purpose of the Plan is to enable us to encourage eligible plan participants to contribute to our success by granting such individuals stock options or stock rewards. Options granted under the Plan may qualify as “incentive stock options” as defined in Section 422A of the Internal Revenue Code of 1986. The Board presently administers the Plan. Subject to the express provisions of the Plan, the Board has the complete discretion and power to determine from among eligible persons those to whom options or stock awards may be granted, the option price, the number of shares of Common Stock to be granted and the recipients. Securities may be granted under the Plan from time to time until September 1, 2011, or such earlier date as may be determined by the Board. On November 1, 2001, we issued 55,000 shares under the Plan to a consultant of the Company as consideration for services rendered. On November 26, 2001 Global issued 550,000 shares under the plan, including 250,000 shares to Richard E. Wiles, a Director and 50,000 shares to Mr. Thomas Hebert, Global’s Vice President — Research and Development, as compensation for their services as employees of the Company. The shares granted to Mr. Wiles and Mr. Hebert, when granted, were subject to a risk of forfeiture that subsequently lapsed. No determinations have been made regarding the persons to whom securities will be granted in the future. The following table sets forth certain information regarding the plan.

Number of
securities to be
	issued upon	Weighted average
	exercise of	exercise price of	Number of
	outstanding	outstanding	securities
	options, warrants	options, warrants	remaining available
Plan Category	and rights	and rights	for future issuance

Equity compensation plans approved by security holders	- 0 -	- 0 -	2,395,000

Equity compensation plans not approved by security holders	- 0 -	- 0 -	- 0 -

Total	- 0 -	- 0 -	2,395,000

Related Party Transactions

     On March 30, 2002 the, approximately simultaneously with the appointment of a majority of the Company’s board of directors and also the Company’s new CEO and CFO, the Company entered into consulting agreements with Messrs. Wiles and Cornett calling for monthly payments of $5,000 each for a period of one year. They are to provide services to assist in the management transition and generally perform whatever duties the Company requires. No payments were made to these individuals under the contracts prior to or during the interim period ended March 31, 2002.

     During 2001 Richard Wiles (Officer, Director, and shareholder of Global) lent the Company $30,000. The loan was not evidenced by a promissory note but accrued interest at 7.5% per annum and was due on demand. The loan, including accrued interest of $192, was repaid during the same year with $30,192 in cash.

     During 2000 Mr. Eugene Cornett (a shareholder and at that time also an executive officer of the Company) lent the Company $55,000 and Mr. Wiles lent the Company $35,000. These loans were evidenced by promissory notes bearing interest at 7.5% per annum and were due on demand. On December 27, 2001, Global issued 18,334 shares of Common Stock to Mr. Cornett and 16,667 shares to Mr. Wiles in exchange for the cancellation of these promissory notes, including $10,165 in accrued interest.

     At December 31, 2000, Global was obligated in the amount of $103,050 evidenced by a promissory note to a trust controlled by its largest stockholder, Dr. Neal Stubbs. The note accrued interest at 12% per annum with a past-due rate of 18% per annum and was to mature on August 5, 2000. Certain officers of Global personally guaranteed the note. On December 27, 2001, Global issued 41,334 shares of Common Stock in exchange for the cancellation of this promissory note, including $47,929 in accrued interest.

     The Company has obtained the right to use certain patented technologies from Mr. Thomas Hebert, an officer of the Company. Information regarding that arrangement is set forth under “Our Business – Technology.”

Control Persons

     On March 30, 2002, Richard E. Wiles, Thomas H. Hebert, Eugene Cornett and Dr. Neal S. Stubbs executed an Irrevocable Proxy and Voting Agreement with Mr. Richardson, Mr. Toomey and Global to support a vote for various matters. Such persons may be deemed to control the Company by virtue of such Agreement. Each party to the Proxy and Voting Agreement disclaims any beneficial ownership of any shares owned by any other party to the agreement, and the table above does not reflect, for any such party, beneficial ownership of the shares of any other such party. If each party to the agreement were deemed to beneficially own the shares owned by each other party, then each such party would thereby be deemed to own approximately 66% of the Company’s outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

     Mr. Richard Wiles and Mr. Eugene Cornett each did not timely file two Forms 4 required to be filed by them in connection with two transactions each, and Mr. Thomas Hebert and Dr. Neal Stubbs each did not timely file one Form 4 required to be filed by them in connection with one transaction each, completed during the Company’s fiscal year ended December 31, 2001.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our Common Stock as of June 7, 2002 by:

•	each person, or group of affiliated persons, who is known by us to

•	beneficially own more than 5% of our Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

     The column entitled “Percentage of Ownership” is based on there being 13,183,639 shares of Common Stock outstanding as of June 7, 2002. All shares of Common Stock subject to any option or warrant currently exercisable (or exercisable within 60 days of June 7, 2002) are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such option or warrant, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each shareholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, a mailing address of each individual listed in the table is c/o Global Energy Group, Inc., 2346 Success Drive, Odessa, Florida 33556.

	Number of Shares of

Name and Address	Common Stock		Percentage of
of Beneficial Owner	Beneficially Owned		Ownership

Joseph H. Richardson	185,106	(1)	1.40%
Peter E. Toomey	92,553	(1)	*
Todd Van Hyfte	50,000	(1)	*
Thomas H. Hebert	1,456,205		11.05%
Richard E. Wiles	1,784,798		13.54%

Eugene Cornett 27110 Coral Springs Drive Wesley Chapel, FL 33543	1,786,467		13.55%

Dr. Neal S. Stubbs 928 Oakfield Drive Brandon, FL 33551	3,381,373		25.65%

Robert J. Smith 3865 Turtle Hatch Road Springfield, MO 65809	692,000		5.25%

All officers and directors as a group (5 persons)	3,568,662		27.11%
*less than 1%

(1)	Reflects shares covered by stock options. Such shares, though not yet issued, are deemed to be beneficially owned because the stock options either are currently exercisable or will become exercisable within 60 days to the extent of the numbers of shares shown.

(2)	On March 30, 2002, Richard E. Wiles, Thomas H. Hebert, Eugene Cornett and Dr. Neal S. Stubbs executed an Irrevocable Proxy and Voting Agreement with Mr. Richardson, Mr. Toomey and Global to support a vote for the following items at the next annual meeting of the shareholders of the Company: (i) for an amendment of the Company’s Certificate of Incorporation and its Bylaws to establish and maintain a staggered Board of Directors, (ii) for the election of Mr. Richardson and Mr. Wiles to the class of Directors whose terms will expire in 2005, and Mr. Toomey to the class whose term will expire in 2004, and (iii) against any action or agreement that would remove either Mr. Richardson or Mr. Toomey as a Director, or would result in a termination of their Employment Agreements. The Proxy and Voting Agreement terminates upon the holding of Global’s annual meeting of shareholders in 2002, at which these matters are to be voted upon. Each party to the Proxy and Voting Agreement disclaims any beneficial ownership of any shares owned by any other party to the agreement, and the table above does not reflect, for any such party, beneficial ownership of the shares of any other such party. If each party to the agreement were deemed to beneficially own the shares owned by each other party, then each such party would thereby be deemed to own approximately 66% of the Company’s outstanding Common Stock.

SELLING STOCKHOLDERS

     The selling stockholders listed below have acquired the shares listed below in private placement transactions with the Company. Under the terms of Registration Rights Agreements dated as of March 18, 2002, we agreed to register all of the shares of common stock owned by the selling stockholders and listed below.

     The table below sets forth the beneficial ownership of our common stock by the selling stockholders as of June 7, 2002. As of that date, 13,183,639 shares of our common stock were outstanding. In compliance with the SEC’s rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges, are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholders. Beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has the right to acquire within 60 days of the date as of which beneficial ownership is being determined. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them.

     The number of shares that may be actually sold by any selling stockholder will be determined by the selling stockholder. Because the selling stockholders may sell all, some or none of the shares of common stock which they hold, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. No selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

	Beneficial Ownership			Beneficial Ownership
	Prior to Offering			After Offering
			Amount
Name of Selling			Shares Being
Stockholder	Shares	Percentage	Offered	Shares	Percentage

Neal A. Stubbs(1)(2)(5)	3,381,373	25.65%	41,334	3,340,039	29.15%
Eugene L. Cornett(1)(2)(5)	1,786,464	13.55%	18,334	1,768,133	13.94%
Richard E. Wiles(1)(2)(5)	1,784,798	13.54%	16,667	1,768,131	13.96%
Robert J. Smith(1) (3)	692,000	5.25%	440,000	252,000	1.91%
Susan Coyne(3)	583,549	4.43%	583,549	-0-	—
Finter Bank Zuerich(4)	510,849	3.88%	510,849	-0-	—
Stacy Bagley(3)	403,200	3.06%	403,200	-0-	—
Quest Capital Alliance(3)	170,000	1.29%	170,000	-0-	—
Jeff Wasson(3)	100,000	*	100,000	-0-	—
Apogee Business Consultants(3)	77,500	*	77,500	-0-	—
Premier Ventures(3)	52,800	*	52,800	-0-	—
TBC Investments(3)	35,200	*	35,200	-0-	—
Contracts Consultants International(3)	35,200	*	35,200	-0-	—
Daedalus Consulting(3)	35,200	*	35,200	-0-	—
RJ Diamond Consulting(3)	35,200	*	35,200	-0-	—
Ross Sommers(3)	34,000	*	34,000	-0-	—
Nick Tarzia(3)	25,000	*	25,000	-0-	—
Jacques Bobbe(2)	25,000	*	25,000	-0-	—
Sommer & Schneider(3)	18,000	*	8,000	10,000	*
Whit Ehrler(3)	17,000	*	17,000	-0-	—
Daniel Kim(3)	17,000	*	17,000	-0-	—
Chris Kuhn(3)	17,000	*	17,000	-0-	—
Jerry Keller(3)	15,000	*	15,000	-0-	—
Carlye Wannenmacher(3)	12,500	*	12,500	-0-	—
Steven Smith(3)	10,000	*	10,000	-0-	—
Jess Tucker(3)	10,000	*	10,000	-0-	—
Randy Tiller(3)	5,000	*	5,000	-0-	—
Chandra Rusk(3)	1,500	*	1,500	-0-	—
* less than 1%

(1)	Each of these individuals is an officer, director, and/or principal stockholder of Global. Additional information regarding these individuals may be found under “Management” and “Principal Stockholders.”

(2)	Except as set forth under note 5, all the indicated shares were acquired on October 12, 2001 in exchange for shares of GEER as part of the 2001 Restructuring.

(3)	All the indicated shares (550,000 shares in the case of Mr. Smith) were acquired directly from Global in November 2001 in exchange for cash in several private placement transactions.

(4)	All the indicated shares were acquired directly from Global in February 2002 upon conversion of a convertible debenture previously issued in connection with a loan to Global.

(5)	On December 27, 2001, in exchange for the cancellation of promissory notes previously issued in connection with loans to Global, 41,334 shares were acquired by Mr. Stubbs, 18,334 shares were acquired by Mr. Cornett, and 16,667 shares were acquired by Mr. Wiles, in each case directly from Global

DESCRIPTION OF CAPITAL STOCK

Common Stock

     We are authorized to issue 50,000,000 shares of Common Stock, of which 13,183,639 shares were issued and outstanding as of June 7, 2002. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the board of directors from assets legally available for that purpose and are entitled at all meetings of shareholders to one vote for each share held by them. However, we have never paid dividends on our Common Stock and we do not anticipate paying dividends in the foreseeable future. We intend to reinvest any funds that might otherwise be available for the payment of dividends in further development of our business. The shares of Common Stock are not redeemable and do not have any preemptive or conversion rights. All of the outstanding shares of Common Stock are fully paid and non-assessable. In the event of a voluntary or involuntary winding up or dissolution, liquidation, or partial liquidation of Global Energy, holders of Common Stock shall participate, pro rata, in any distribution of our assets remaining after payment of liabilities.

Preferred Stock

     We are authorized to issue up to 10,000,000 shares of Preferred Stock, $.001 par value, with such designation, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control in Global Energy. Global has no present intention to issue any shares of its preferred stock.

Market for Common Stock

     Our Common Stock is traded on the over-the-counter bulletin board (OTCBB) under the symbol “GENG.” Our Common Stock was first publicly traded on July 2, 2001. From that date until October 12, 2001 our Common Stock traded under the symbol “OSSI.” The shares historically have not been eligible for listing on any securities exchange or under the Nasdaq system.

     The following table sets forth the range of high and low bid information for the periods indicated, based on information obtained from the OTCBB Historical Data Service:

Quarter Ended	High	Low

September 30, 2001	$5.00	$1.60
December 31, 2001	$5.75	$0.60
March 31, 2002	$5.00	$1.97

     These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

     As of June 7, 2002, 13,183,639 shares of Common Stock were issued and outstanding, of which 1,063,940 were unrestricted and freely tradable. On that date there were 76 shareholders of record as reported to us by our transfer agent.

Applicability Of Penny Stock Rules

     Our capital stock is subject to the “penny stock” rules as defined in Rule 3a51-1 of the Securities and Exchange Act of 1934. The penny stock disclosure requirements may have the effect of reducing the level of trading activity of our Common Stock in the secondary market.

     Pursuant to the Penny Stock Reform Act of 1990 (“PSRA”), prior to effecting any transaction in any penny stock, a broker or dealer is required to give the customer a risk disclosure statement the content of which is to include the following:

•	A description of the nature and level of risk for the market.

•	A description of the nature and level of the risk in the market for penny stocks.

•	A brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of a spread between bid and ask prices.

•	A toll free telephone number for inquiries on disciplinary actions relating to security violators.

•	A definition of significant terms used in the Risk Disclosure Document or in the Conduct of Trading in Penny Stock.

•	Such other information as the SEC shall require by rule or regulation.

     The Penny Stock Reform Act also directed the SEC to adopt rules requiring broker/dealers, prior to effecting any transaction in a penny stock, to disclose in connection with the transaction the following:

•	The bid and ask prices for the penny stock.

•	The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stocks.

•	The amount and a description of any compensation the broker/dealer and associated persons will receive in connection with the transaction.

•	Such other information as the SEC by rule determines to be useful and reliable information relating to the price of such stock.

     The disclosure scheme under the PSRA has three related layers designed to inform investors of the extraordinary risk associated with investments in the penny stock market. The first layer requires a broker/dealer prior to the initial transaction in a penny stock with the customer to furnish the customer with a Risk Disclosure Document including, among other things, a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risk associated with investments in the penny stock market. The second layer consists of transaction related documents that the broker/dealer must make available prior to effecting a transaction in penny stocks, including quotation information, the dealer’s and salesperson’s compensation in connection with the transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer’s account.

     The Risk Disclosure Document (RDD) is a generic disclosure document that must be given to the customer by a broker/dealer before the initial transaction with the customer of a penny stock whether the transaction is in connection with the distribution of a security or a trading transaction. The broker/dealer must receive, and preserve as part of his records a written acknowledgment of receipt of the document from the customer prior to effecting a transaction in a penny stock.

PLAN OF DISTRIBUTION

     We are registering for resale the shares on behalf of the selling stockholders. The selling stockholders, as used in this prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares from the selling stockholders after the date of this prospectus. The selling stockholders may offer their shares of our common stock or interests therein at various times in one or more of the following transactions:

•	in the over-the-counter market, including the Over the Counter Bulletin Board (OTCBB);

•	in private transactions other than in the over-the-counter market;

•	in ordinary broker’s transactions on Nasdaq or any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in connection with short sales of other shares of our common stock in which shares are redelivered to close out positioning;

•	by pledge to secure debts and other obligations;

•	in connection with the writing of non-traded and exchange-traded call options, put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	in a combination of any of the above transactions.

     The selling stockholders may sell their shares or interests therein at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell the shares described in this prospectus or interests therein directly to purchasers or to or through broker-dealers, which may act as agents or principals. If the selling stockholders use broker-dealers to sell their shares, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. The selling stockholders may also transfer, devise or gift these shares by other means not described in this prospectus.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. The stockholders must meet the criteria and conform to the requirements of that rule. The selling stockholders and the broker-dealers to or through whom sale of the shares may be made could be deemed to be underwriters within the meaning of the Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters’ compensation, if the SEC determines that they purchased the shares in order to resell them to the public.

     The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, we will file a prospectus supplement or post-effective amendment to our registration statement with the SEC. This supplement or amendment will include the following information, as applicable:

•	the name of the participating broker-dealer(s) or underwriters;

•	the number of shares involved;

•	the price or prices at which the shares were sold by the selling stockholder;

•	the commissions paid or discounts or concessions allowed by the selling stockholders to the broker-dealers or underwriters; and

•	other material information.

     The selling stockholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed “underwriters” under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. Selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

     Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling stockholders that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling stockholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling stockholders or other party selling the shares.

LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for us by Trenam, Kemker of Tampa, Florida.

EXPERTS

     The consolidated financial statements of Global for the years ended December 31, 2001 and 2000 appearing in this prospectus have been audited by Baumann, Raymondo & Company, PA, Tampa, Florida, independent auditors, as set forth in their report accompanying our financial statements.

WHERE YOU CAN FIND MORE INFORMATION

     Global is subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at the SEC’s principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form SB-2 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained in that registration statement and its exhibits and schedules, particular portions of which have been omitted from this prospectus as permitted by the SEC’s rules. For further information about Global and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by Global with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. Information not included in this prospectus may not be reliable and we are not responsible for such information. We have been advised that the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

INDEX TO FINANCIAL STATEMENTS

TABLE OF CONTENTS

PAGE

Independent Auditors Report	F-2
Balance sheets as of March 31, 2002 (unaudited) December 31, 2001 (consolidated) and 2000	F-3 & 4
Statements of operations for the three months ended March 31, 2002 (unaudited) and the years ended December 31, 2001 (consolidated) and 2000	F-5
Statements of cash flows for the three months ended March 31, 2002 (unaudited) and the years ended December 31, 2001 (consolidated) and 2000	F-6
Statements of stockholders’ (deficit) for the three months ended March 31, 2002 (unaudited) and the years ended December 31, 2001 (consolidated) and 2000	F-7
Notes to Financial Statements	F-7 to 18

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
Global Energy Group, Inc.
(Formerly 1Stopsale.com Holdings, Inc.)
Odessa, Florida

We have audited the accompanying balance sheets of Global Energy Group, Inc., (formerly 1Stopsale.com Holdings, Inc.) as of December 31, 2001 (consolidated) and 2000, and the related statements of operations, cash flows and stockholders’ (deficit) for the years ended December 31, 2001 (consolidated) and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Global Energy Group, Inc. at December 31, 2001 and 2000, and the results of its operations, and its cash flows for the years ended December 31, 2001 (consolidated) and 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Baumann, Raymondo & Company, P.A.

BAUMANN, RAYMONDO & COMPANY, P.A.
Tampa, Florida
March 18, 2002

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
BALANCE SHEETS
AT MARCH 31, 2002 (UNAUDITED) AND DECEMBER 31, 2001 AND 2000

ASSETS

		(Consolidated)
	2002	2001	2000

CURRENT ASSETS
Cash	$23,996	$334,308	$1,636
Certificate of deposit	—	—	30,000
Accounts receivable	24,907	—	35,611
Cost and estimated earnings in excess of billings	—	63,524	—
Inventory	113,416	69,018	20,662
Prepaid expenses	44,377	24,200	—

Total current assets	206,696	491,050	87,909

FURNITURE AND EQUIPMENT,
net of accumulated depreciation of $8,009 in 2001 and $3,707 in 2000	70,222	61,509	4,908

OTHER ASSETS
Investment in Investee	—	—	—
Deposits	7,205	7,205	850
Patents, net of accumulated amortization of $7,227 in 2001 and $2,821 in 2000	108,467	101,377	54,317
Deferred royalty costs	411,292	411,292	351,292

Total other assets	526,964	519,874	406,459

TOTAL ASSETS	$803,882	$1,072,433	$499,276

The accompanying notes are an integral part of these financial statements.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
BALANCE SHEETS (Continued)
AT MARCH 31, 2002 (UNAUDITED) DECEMBER 31, 2001 AND 2000

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

		(Consolidated)
	2002	2001	2000

CURRENT LIABILITIES
Accounts payable and accrued expenses	$234,449	$44,438	$160,566
Promissory notes	—	—	193,050
Convertible debenture payable	—	500,000	—
Royalty payable, current portion	587	587	10,400

Total current liabilities	235,036	545,025	364,016

LONG TERM LIABILITIES
Royalty payable, net of current portion	616,351	616,351	516,538

TOTAL LIABILITIES	851,387	1,161,376	880,554

STOCKHOLDERS’ (DEFICIT)
Common stock, $0.001 par value, 50,000,000 shares authorized, 12,626,335 and 8,793,592 shares issued and outstanding in 2001 and 2000, respectively	13,166	12,626	8,794
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	—	—	—
Additional paid-in capital	3,891,632	3,006,360	1,378,206
Common stock subscription receivable	—	(40,000)	—
Retained (deficit)	(3,952,303)	(3,067,929)	(1,768,278)

Total stockholders’ (deficit)	(47,505)	(88,943)	(381,278)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$803,882	$1,072,433	$499,276

The accompanying notes are an integral part of these financial statements.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED) AND THE YEARS ENDED
DECEMBER 31, 2001 AND 2000

		(Consolidated)
	2002	2001	2000

REVENUES	$68,843	$108,238	$474,195
COST OF GOODS SOLD	55,680	84,458	417,073

GROSS PROFIT	13,163	23,780	57,122

OPERATING EXPENSES
Consulting	243,603	724,899	75,000
Salaries and benefits	357,165	231,204	270,457
Legal and accounting	76,631	77,718	1,972
Research and development	65,258	72,963	49,568
Sales and marketing	23,043	62,560	22,496
General and administrative	127,863	122,483	110,603

TOTAL OPERATING EXPENSES	893,563	1,291,827	530,096

LOSS BEFORE OTHER INCOME (EXPENSES)	(880,400)	(1,268,047)	(472,974)

OTHER INCOME (EXPENSE)
Interest income	—	963	181
Interest (expense)	(3,974)	(32,567)	(18,584)

TOTAL OTHER (EXPENSE)	(3,974)	(31,604)	(18,403)

LOSS BEFORE INCOME TAXES	(884,374)	(1,299,651)	(491,377)
INCOME TAXES	—	—	—

NET LOSS	$(884,374)	$(1,299,651)	$(491,377)

LOSS PER COMMON SHARE
Basic	$(0.07)	$(0.43)	$(0.82)

Fully diluted	$(0.06)	$(0.43)	$(0.82)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	12,925,650	2,998,133	596,438

Fully diluted	13,758,627	2,998,133	596,438

The accompanying notes are an integral part of these financial statements.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED) AND THE YEARS ENDED
DECEMBER 31, 2001 AND 2000

		(Consolidated)
	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(884,374)	$(1,299,651)	$(491,377)

Adjustments to reconcile net loss to cash (used) in operating activities:
Common stock issued for services	374,962	630,842	75,000
Interest on notes converted to common stock	10,849	18,094	—
Amortization	1,733	4,406	1,804
Depreciation	3,933	4,302	1,723
(Increase) decrease in assets:
Accounts receivable	(24,907)	35,611	(34,484)
Costs and estimated earnings in excess of billings	63,524	(63,524)	—
Inventory	(44,398)	(48,356)	2,558
Prepaid expenses	(20,177)	(24,200)	—
Increase in security deposits	—	(6,355)	—
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	190,012	(116,128)	142,047

Total adjustments	555,531	434,692	188,648

Net cash (used) in operating activities	(328,843)	(864,959)	(302,729)

CASH FLOWS FROM INVESTING ACTIVITIES
Redemption (acquisition) of certificate of deposit	—	30,000	(30,000)
Acquisition of patents and related costs	(8,823)	(51,466)	(33,520)
Acquisition of furniture and equipment	(12,646)	(60,903)	—

Net cash (used) in investing activities	(21,469)	(82,369)	(63,520)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock subscription	40,000	—	—
Proceeds from royalty payable	—	30,000	180,048
Proceeds from convertible debenture	—	500,000	—
Proceeds from promissory notes	—	30,000	90,000
Repayment of promissory notes	—	(30,000)	—
Repayment of royalty payable	—	—	(4,400)
Proceeds from issuance of common stock	—	750,000	50,000

Net cash provided by financing activities	40,000	1,280,000	315,648

NET INCREASE (DECREASE) IN CASH	(310,312)	332,672	(50,601)
CASH, BEGINNING OF THE PERIOD	334,308	1,636	52,237

CASH, END OF THE PERIOD	$23,996	$334,308	$1,636

The accompanying notes are an integral part of these financial statements.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED) AND THE YEARS ENDED
DECEMBER 31, 2001 AND 2000

			ADDITIONAL
	COMMON		PAID–IN	RETAINED
	SHARES	AMOUNT	CAPITAL	DEFICIT	TOTAL

BALANCE DECEMBER 31, 1999 (Restated)	8,628,332	$8,629	$1,253,371	$(1,276,901)	$(14,901)
Common stock issued for services	135,212	135	74,865	—	75,000
Common stock issued for cash	30,048	30	49,970	—	50,000
Net loss for the year	—	—	—	(491,377)	(491,377)

BALANCE DECEMBER 31, 2000 (Restated)	8,793,592	8,794	1,378,206	(1,768,278)	(381,278)
Common stock issued for services	310,984	311	378,956	—	379,267
Common stock issued for cash	270,424	270	249,730	—	250,000
Issuance of common shares pursuant to exchange of preacquisition shares	603,938	604	(604)	—	—
Common stock issued for services	55,000	55	28,495	—	28,550
Common stock issued for cash	1,966,062	1,966	498,034	—	500,000
Common stock issued to employees for consulting services	550,000	550	222,475	—	223,025
Common stock issued in exchange for cancellation of stockholders notes	76,335	76	251,068	—	251,144
Subscription receivable	—	—	—	—	(40,000)
Net loss for the year	—	—	—	(1,299,651)	(1,299,651)

BALANCE DECEMBER 31, 2001 (Consolidated)	12,626,335	12,626 12,626	3,006,360	(3,067,929)	(88,943)
Common shares issued to convert debenture	510,850	511	510,339	—	510,850
Subscription receivable	—	—	—	—	40,000
Common stock issued for services	420,000	420	201,978	—	202,398
Common stock contributed to the company	(391,213)	(391)	391	—	—
Issuance of common stock options to employees	—	—	172,564	—	172,564
Net loss for the period	—	—	—	(884,374)	(884,374)

Balance at March 31, 2002 (UNAUDITED)	13,165,972	$13,166	$3,891,632	$(3,952,303)	$(47,505)

The accompanying notes are an integral part of these financial statements.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Global Energy Group, Inc., (“Global Energy”) is presented to assist in understanding Global Energy’s financial statements. The financial statements and notes are the representation of Global Energy’s management who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America consistently applied in the preparation of the financial statements.

Nature of Operations

Global Energy Group, Inc., formerly 1Stopsale.com Holdings, Inc., was organized under the laws of the State of Delaware on October 5, 1999. Global Energy & Environmental Research, Inc., was organized under the laws of the State of Florida on February 16, 1998 (collectively referred to as “Global Energy”).

1Stopsale.com Holdings, Inc. was in the development stage until its merger with Global Energy & Environmental Research, Inc. on October 12, 2001.

Global Energy & Environmental Research, Inc. (GEER) has developed patented and patent pending technology relating to the heating, air conditioning, refrigeration and ice machine market. GEER is currently producing and developing products that will utilize this advanced technology to allow for reduced energy consumption, as well as other associated benefits. GEER markets its products to energy service companies who provide technologies, services and products to federal, state and municipal governments as well as many private corporations. GEER will also provide its products and services to the traditional residential and commercial heating, air conditioning, refrigeration and ice machine markets.

Reverse Merger Method of Accounting

Following the acquisition, the former management of GEER became the management of Global Energy and the former stockholders of GEER were issued approximately 94% of the outstanding shares of Global Energy’s $0.001 par value common stock. In accordance with accounting principles generally accepted in the United States of America, Global Energy’s acquisition of GEER has been accounted for as a reverse merger. As a result, GEER has been treated as the acquiring entity and Global Energy has been treated as the acquired entity for accounting purposes.

The historical financial statements of GEER have become the historical financial statements of Global Energy in connection with the acquisition. Similarly, the historical equity and retained deficit of GEER prior to the acquisition have been retroactively restated for the equivalent number of shares issued in connection with the acquisition. The balance sheet reflects the financial position of Global Energy at December 31, 2001. The related statements of operations, cash flow and stockholders’ (deficit) reflect the operations of Global Energy for the year ended December 31, 2001.

Read independent auditors’ report.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Principles of Consolidation

The consolidated financial statements include the accounts of Global Energy Group, Inc. (formerly 1Stopsale.com Holdings, Inc.) and its wholly owned subsidiary Global Energy & Environmental Research, Inc. All significant intercompany accounts and transactions have been eliminated.

Basis of Accounting

Global Energy maintains its financial records and financial statements on the accrual basis of accounting. The accrual basis of accounting provides for matching of revenues and expenses.

Revenue and Cost Recognition

Global Energy recognizes revenues from construction contracts on the percentage-of-completion method measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because management considers cost expended to be the best available measure of progress on these contracts.

The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts”, represents revenues recognized in excess of amounts billed.

Accounts Receivable

Global Energy’s trade accounts receivable result from the sale of its products and services with its projects primarily based in West Central Florida, and consist primarily of government entities and private companies. Global Energy uses the allowance method to account for uncollectible accounts.

Concentration of Credit Risk

Financial instruments, which potentially expose Global Energy to concentrations of credit risk, as defined by FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk, consist principally of trade receivables.

The potential for a loss on receivables with a government entity is usually minimal; while credit limits, ongoing credit evaluation, and account monitoring procedures are utilized to minimize the risk of loss on contractor private companies. Collateral is not generally required.

Financial Instruments

Global Energy estimates that the fair value of all financial instruments at December 31, 2001 and 2000 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.

Read independent auditors’ report.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories consist primarily of parts and materials used to develop Global Energy’s products. Inventories are stated at the lower of cost (first-in, first-out method) or market.

Furniture and Equipment

Furniture and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property, plant and equipment. Maintenance and repairs are charged to operations when incurred.

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and office equipment, 5 to 10 years; equipment and tools, 5 to 10 years).

Patents

The costs associated with the internal development of Global Energy’s patents relating to the technologies associated with the reduction of energy consumption, consisting mainly of legal and filing fees, are amortized over a 17 year period, consistent with current patent lives. Amortization expense for the years ended 2001 and 2000 were $4,406 and $1,804, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

Global Energy has expended significant amounts of funds in the development of its products and technology. In accordance with accounting principles generally accepted in the United States of America, these amounts are shown as current period expenses in the accompanying financial statements.

Read independent auditors’ report.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Costs

Global expenses the production costs of advertising the first time the advertising takes place. Advertising expense for the years ended December 31, 2001 and 2000 was $0, respectively.

Income Taxes

Global Energy records its federal and state income tax liability in accordance with Financial Accounting Standards Board Statement No. 109 “Accounting for Income Taxes”. Deferred taxes payable are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax asset is the expected benefit of a net operating loss carryover and general business credits that are available to offset future income taxes.

Loss Per Share

Global Energy records basic and fully diluted loss per share in accordance with Financial Accounting Standards Board Statement No. 128, “Earnings per Share”. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of shares outstanding for the period.

Dividend Policy

Global Energy has not yet adopted a policy regarding payment of dividends.

Fiscal Year

Global Energy has elected December 31 as its fiscal year end.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B — CERTIFICATE OF DEPOSIT

Global Energy invested $30,000 in a certificate of deposit on June 16, 2000 with an original maturity of August 16, 2001 earning interest at the rate of 6.05% per annum. The certificate was redeemed on March 26, 2001.

Read independent auditors’ report.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE C — PATENTS

Global Energy has the rights to patents and patent-pending applications pursuant to a series of assignments and royalty agreements. For all but one of the patents, the assignment agreements are with Mr. Thomas Hebert, an officer and shareholder of Global Energy.

Under the terms of these agreements, Global Energy has the right and the obligation to pursue commercial development of these technologies. If Global Energy fails to commercialize the patents within a specified period of time, Mr. Hebert and the other assignor have the right to terminate the assignments to Global Energy. Management believes that it is in the process or will be in a position to commercialize each of these patents.

Mr. Hebert and the other assignor are entitled to royalty payments from the sales of products produced by Global Energy with the patented technology. These royalty payments are based on a percentage of portions of the net revenues received by Global Energy beginning in 2004.

NOTE D — FURNITURE AND EQUIPMENT

Furniture and equipment as of December 31, 2001 and 2000 is summarized as follows:

	2001	2000

Machinery and equipment	$30,735	$8,615
Office equipment	38,783	—

	69,518	8,615
Less accumulated depreciation	(8,009)	(3,707)

Net furniture and equipment	$61,509	$4,908

Depreciation expense for the years ended December 31, 2001 and 2000 was $4,302 and $1,723, respectively.

NOTE E — INVESTMENT IN INVESTEE

Global Energy acquired a 25% interest in the common stock of Global Energy & Environmental Research Limited (“LTD”), an entity formed in the United Kingdom. Global Energy acquired its common stock interest in LTD in exchange for the future distribution rights of its technological equipment to potential customers in the United Kingdom. Hence, there is no cost basis in the investment. Global Energy accounts for its investment in the investee using the equity method which is cost, as adjusted for Global Energy’s proportionate share of earnings or losses. Condensed financial information of the investee at May 31, 2001 is as follows:

Sales	$0
Gross Profit	$0
Net income (loss) from continuing operations	$(92,631)
Net income (loss)	$(92,631)

The other beneficial owner of LTD is also a shareholder of Global Energy.

Read independent auditors’ report.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE F — PROMISSORY NOTES

During the years ended December 31, 2001 and 2000, certain shareholders made advances to Global Energy totaling $30,000 and $90,000, respectively. The $30,000 loan was not evidenced by promissory notes and was repaid during the same year. The balance of indebtedness is evidenced by interest bearing promissory notes that bear interest at 7.5% per annum and are due on demand. At December 31, 2000 the amount due and the accrued interest associated with these notes amounted to $90,000 and $3,711, respectively.

On December 27, 2001, Global Energy issued 35,001 shares of its $0.001 par value common stock in exchange for the cancellation of these promissory notes and accrued interest of $10,165.

At December 31, 2000, Global Energy was obligated to a trust, which was wholly owned by the majority shareholder of Global Energy. The note bears interest at an original rate of 12% and a past due rate of 18%. The note was to mature on August 5, 2000. Certain officers of Global Energy personally guaranteed the note. At December 31, 2000, the amount of the promissory note and the accrued interest associated with this note amounted to $103,050 and $28,391, respectively.

On December 27, 2001, Global Energy issued 41,334 shares of its $0.001 par value common stock in exchange for the cancellation of this promissory note and accrued interest of $47,929.

NOTE G — CONVERTIBLE DEBENTURE PAYABLE

On September 27, 2001, Global Energy borrowed $500,000 from an unrelated third party secured by a 6% convertible debenture originally due November 30, 2001. The debenture is convertible into Global Energy’s $0.001 par value common stock at $1 per share through the debenture’s maturity date. The maturity date of the debenture was subsequently extended to February 28, 2002. Subsequent to December 31, 2001, the holders of the debenture elected to convert the principal and accrued interest into shares of Global Energy’s $0.001 par value common stock.

NOTE H — AMENDMENT OF ARTICLES OF INCORPORATION

During the year ended December 31, 2001, Global Energy approved an amendment to its articles of incorporation to (a) change the name of the company from 1Stopsale.com Holdings, Inc. to Global Energy Group, Inc.; (b) reverse split the outstanding shares of its common stock one-for-twenty; (c) reduce the par value of its common stock resulting from the reverse split from $0.02 to $0.001; (d) increase the number of common shares Global Energy is authorized to issue from 5,000,000 to 50,000,000; and (e) increase the number of preferred shares Global Energy is authorized to issue from 500,000 to 10,000,000 shares.

All common share issuances and per share amounts have been adjusted to reflect the effects of the reverse split.

NOTE I — INCOME TAXES

From its inception through December 31, 2001, Global Energy has an accumulated loss of $3,081,541, which can be used to offset future income through 2016.

Read independent auditors’ report.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE I — INCOME TAXES (Continued)

For income tax purposes Global Energy has a net operating loss carryover of $3,111,961, which can be used to offset future federal and state taxable income through 2016 as indicated below. In addition, Global Energy has available general business credits that arose from research activities which can be used to offset future federal income tax through 2016 as follows:

Year ended December 31,	Losses	Credits

2013	$1,033,297	$6,699
2014	251,039	6,259
2015	515,927	4,957
2016	1,299,651	5,000

Total	$3,099,914	$22,915

The potential tax benefit of these losses and credits is estimated as follows:

Future tax benefit	$660,865
Valuation allowance	(660,865)

Future tax benefit	$—

At December 31, 2001 and 2000, no deferred tax assets or liabilities were recorded in the accompanying financial statements.

NOTE J — LOSS PER SHARE

Global Energy has reported basic loss per share based on the weighted average number of shares outstanding for the period. Global Energy cannot report fully diluted loss per share including the 500,000 shares reserved for the conversion of the 6% convertible debenture dated September 27, 2001 even thought the debenture is a common stock equivalent as the effect of this would be anti-dilutive. Global will include the effect of this dilution in the calculation of fully diluted earnings per share only upon actual conversion.

In connection with and prior to the merger with Global Energy & Environmental Research, Inc., Global Energy approved a reverse split of the outstanding shares of its common stock one-for-twenty and reduced the par value of its common stock resulting from the reverse split from $0.02 to $0.001. For purposes of computation of loss per share, the common stock outstanding has been retroactively adjusted for all periods presented to reflect the reverse split.

Read independent auditors’ report.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE K — EQUITY INCENTIVE PLAN

During the year ended December 31, 2001, Global Energy adopted a 2001 Equity Incentive Plan (“Incentive Plan”) for the benefit of key employees (including officers and employee directors) and consultants of Global Energy and its affiliates. The Incentive Plan is intended to provide those persons who have substantial responsibility for the management and growth of Global Energy with additional incentives and an opportunity to obtain or increase their proprietary interest in Global Energy, encouraging them to continue in the employ of Global Energy.

Global Energy filed a registration statement on Form S-8 with the Securities and Exchange Commission to register the 3,000,000 shares of its $0.001 par value common stock underlying its 2001 Equity Incentive Plan. The registration statement became effective October 31, 2001.

On November 1, 2001, Global Energy issued 55,000 shares of its $0.001 par value common stock from the Incentive Plan in exchange for consulting services provided by an unrelated company. The value of the consulting services of $28,550 was determined based on a fair market analysis of the underlying shares.

On November 26, 2001, Global Energy issued 550,000 shares of its $0.001 par value common stock from the Incentive Plan in exchange for consulting services. Of these, 250,000 shares were issued to Richard E. Wiles, Global Energy’s President at the time; 50,000 shares were issued to Thomas H. Herbert, Global Energy’s Vice-President of Research and Development, and 250,000 shares were issued to Eugene L. Cornett, an independent consultant and former Vice-President of Global Energy & Environmental Research, Inc. The value of the consulting services of $223,025 was determined based on a fair market analysis of the underlying shares.

NOTE L — STOCK ISSUANCES

During 2000, GEER issued 135,212 and 30,048 shares (as adjusted for the reverse-merger) valued at $75,000 and $50,000, respectively for consulting services and cash, respectively.

During the year ended December 31, 2001, and prior to the effective date of the merger, GEER issued 310,984 and 270,424 shares (as adjusted for the reverse-merger) of its common stock for $379,267 in services and $250,000 in cash, respectively. The effect of these issuances is reflected in the cash flows statements as cash and non-cash transactions respectively.

On November 1, 2001 and November 16, 2001, Global Energy issued 802,000 shares and 1,164,062 shares (collectively 1,966,062 shares) of its $0.001 par value restricted common stock to an unrelated group of investors as part of a financing arrangement.

The understanding was that the previously issued and outstanding common stock of 1Stopsale.com of 603,938, along with the issuance of 1,164,062 and 802,000 shares issued in connection with the private placement, the 55,000 shares issued on November 1, 2001 for consulting services from the Incentive Plan (Note K) plus the future issuance of 500,000 shares reflecting the conversion of the debenture due February 28, 2002, as extended, would add up to 3,125,000 or 25% of the outstanding common stock of Global Energy.

Read independent auditors’ report.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE M — COMMITMENTS AND CONTINGENCIES

Royalties

In connection with the funding arrangement from the Technical Research and Development Authority of the State of Florida (“TRDA”) on December 6,1999 Global Energy is obligated to TRDA for royalty payments equal to three times the amount funded by TRDA. The maximum available funding by TRDA is $237,113.

Global Energy records a royalty payable to TRDA in an amount equal to three times the funds received from TRDA. In connection with the obligation, Global Energy records a deferred royalty asset that will be expensed as the royalty payments are made to TRDA. As of December 31, 2001 and 2000, the amount funded by TRDA was $207,113 and $177,113, respectively. Global Energy bases the royalty payments to TRDA on 5% of the gross sales of certain of its products in any calendar year. The royalty payments are due quarterly, beginning with the calendar quarter after the quarter in which products are sold and continue for a period of five years with annual renewals until such time as the repayment to TRDA is complete. Royalty expense for the years ended December 31, 2001 and 2000 amounted to $4,406 and $2,934, respectively. In the event the agreement terminates for cause, Global Energy has the option to repay the obligation immediately or convert the obligation into an interest bearing promissory note. The future maturities of royalty payable are as follows:

Year Ended December 31,	Amount

2002	$587
2003	10,200
2004	37,000
2005	77,000
2006	137,500
Thereafter	354,651

Total	$616,938

Operating Leases

Global Energy leased office space on a month-to-month arrangement. For the year ended December 31, 2000, in lieu of payment for the usage of the office space, Global Energy installed certain technology relating to the heating and air conditioning in the building in which the offices reside. Accordingly, for the year ended December 31, 2000, Global Energy recorded the value of the services provided as rent revenues with a corresponding charge to rent expense in the amount of $12,000.

Effective October 1, 2001, Global Energy entered into a sub-lease agreement with the prior tenant, to lease office and warehouse space for 3 months for an aggregate rental of $17,677 corresponding to the monthly amount being paid by the tenant.

In consideration for entering into the sub-lease agreement, Global Energy received certain equipment from the prior tenant. No allocation of the lease consideration was assigned to the equipment. Subsequently, Global Energy entered into a direct lease for the subject premises. Total rent paid for the year amounted to $30,426.

Read independent auditors’ report.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE M — COMMITMENTS AND CONTINGENCIES (Continued)

Operating Leases (Continued)

On October 4, 2001, Global Energy entered into an agreement to lease its executive offices and warehouse space in Odessa, Florida under a 5-year non-cancelable lease commencing January 1, 2002 at the rate of $7,170 per month plus applicable Florida sales tax. The lease is automatically renewable for an additional one year period. Global Energy shall be liable, as additional rent, for real estate taxes exceeding $11,840 per year, solid waste disposal assessment exceeding $2,200 per year and any insurance costs exceeding $2,000 per year. The lease contains an escalation clause whereby rent shall increase by the greater of 3% or the increase in the consumer price index.

Global Energy leases warehouse space in Hiawatha, Iowa under a non-cancelable lease commending November 1, 2001 and expiring April 30, 2002 at the rate of $2,200 per month plus applicable Iowa sales tax. Global Energy has an option to renew for one year at the rate of $2,400 per month.

The future maturities of minimum lease payments under these leases are as follows:

Operating Leases (Continued)

Year ended December 31,	Amount

2002	$100,863
2003	94,825
2004	97,587
2005	100,349
Thereafter	103,111

Total	$496,735

NOTE N — MERGER AND CHANGE OF MANAGEMENT

On September 17, 2001, the shareholders of Global Energy entered into a Securities Exchange Agreement, as amended, to exchange 100% of the issued and outstanding common stock of Global Energy & Environmental Research, Inc., (“GEER”) for an aggregate of 9,375,000 shares (post reverse split) of Global Energy’s $0.001 par value common stock.

On the effective date of the transaction, Donald R. Mastropietro, the former President, Treasurer, Secretary and sole Director of Global Energy resigned, and Richard E. Wiles, President, CEO, Treasurer and Director of GEER became President, CEO and Chairman of Global Energy. Also, Mr. Thomas H. Hebert and Keith Glaze former Vice-President of Research and Development, and Vice-President of Operations respectively of GEER, assumed similar positions with Global Energy.

During the year ended December 31, 2001, and prior to the effective date of the merger, GEER issued certain shares of its common stock for $250,000 in cash and $379,267 in services. The effect of these issuances is reflected in the cash flows statements as cash and non-cash transactions respectively.

Read independent auditors’ report.

GLOBAL ENERGY GROUP, INC.
(FORMERLY 1STOPSALE.COM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

NOTE O — SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION

For the years ended December 31, 2001 and 2000, no cash interest expense was paid. Additionally, no income taxes were paid during these periods.

In connection with the acquisition of Global Energy & Environmental Research, Inc., Global Energy issued 9,375,000 shares of its $0.001 par value common stock in exchange for 100% of the outstanding common stock of that company.

NOTE P — ECONOMIC DEPENDENCY — MAJOR CUSTOMER

Global Energy sold a substantial portion of its product to one customer and three customers during 2001 and 2000, respectively. Sales to these customers aggregated $64,938 and $407,432 in 2001 and 2000 respectively. At December 31, 2001 and 2000, amounts due from these customers included in accounts receivable, were $64,938 and $34,709, respectively.

NOTE Q — SUBSEQUENT EVENTS

Global Energy is in process of filing a registration statement with the Securities and Exchange Commission on Form SB-2 under the Securities Act of 1933 to register 2,751,184 shares of Global Energy’s $0.001 par value common stock in behalf of certain shareholders.

On February 7, 2002, the debenture holder exercised his rights under the 6% convertible debenture and converted the debenture in exchange for 500,000 shares of Global Energy’s common stock, as well as the accrued interest on the debenture to the date of conversion in exchange for an additional 10,849 shares of Global Energy’s $0.001 par value common stock at $1 per share.

Read independent auditors’ report.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Delaware law sets forth our powers to indemnify officers, directors, employees and agents. Our Articles of Incorporation provide as follows:

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article 6 shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any amendment repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of the repeal or modification.

The Corporation shall, to the fullest extent permitted by Section 145 (or any other provision) of the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all officers and directors of the corporation from and against any and all of the expenses, liabilities or other matters referred to in or converted by said Section. Such right to indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise.”

     We have also entered into agreements with some of our directors and executive officers that require Global among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to maintain directors’ and officers’ liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act. Global has procured such insurance. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     Except as mentioned above, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer is indemnified in any manner against any liability that he may incur in his capacity as such.

Item 25. Other Expenses of Issuance and Distribution

     The following expenses in connection with the issuance and distribution of the securities being registered will be borne by us and are estimated to be as follows:

Filing Fee	$51.44
Legal Fees	$24,000.00
Transfer Agent	$1,000.00
Accounting Fees	$7,500.00
Printing Fee	$3,000.00
Miscellaneous	$3,000.00
Total	$39,051.44	*
* Estimated

Item 26. Recent Sales of Unregistered Securities

     In May 2002 we issued 17,667 shares to four individuals in exchange for services rendered to the Company. These transactions were completed without general solicitation and involved only the four offerees, all of whom were persons with whom the Company and/or its controlling persons had prior business and/or personal relationships. At all relevant times the Company was a reporting company under the Securities Exchange Act of 1934 and there was readily available adequate current public information with respect to the Company. Moreover, such transactions were completed without the involvement of any underwriter, placement agent or similar person, and without the payment of any commission or other compensation. The Company believes that such transactions were exempt from registration under Section 4(2) of the Securities Act of 1933.

     On December 27, 2001, we issued 18,334 shares to Mr. Eugene Cornett, then an executive officer of the Company, in exchange for the cancellation of a promissory note owed to Mr. Cornett representing a loan by Mr. Cornett to the Company. The outstanding amount under the note at the time of cancellation was $55,000 in principal plus $6,450 in accrued interest. On the same day we issued 16,667 shares to Mr. Richard Wiles, then also an executive officer of the Company, in exchange for the cancellation of a promissory note owed to Mr. Wiles representing a loan by Mr. Wiles to the Company. The outstanding amount under the note at the time of cancellation was $35,000 in principal plus $3,715 in accrued interest. On the same day we issued 41,334 shares to Dr. Neal Stubbs, our largest stockholder, in exchange for the cancellation of a promissory note owed to Dr. Stubbs representing a loan by Dr. Stubbs to the Company. The outstanding amount under the note at the time of cancellation was $103,050 in principal plus $47,929 in accrued interest. These transactions were completed without general solicitation and involved only the three offerees, all of whom were persons with whom the Company and/or its controlling persons had prior business and/or personal relationships. At all relevant times the Company was a reporting company under the Securities Exchange Act of 1934 and there was readily available adequate current public information with respect to the Company. Moreover, such transactions were completed without the involvement of any underwriter, placement agent or similar person, and without the payment of any commission or other compensation. The Company believes that such transactions were exempt from registration under Section 4(2) of the Securities Act of 1933.

     On November 16, 2001 we sold an aggregate of 1,966,061 shares of our Common Stock to ten private investors for $500,000, or about $.4295 per share. All of these transactions were completed without general solicitation and involved only a limited number of offerees, most of whom were persons with whom the Company and/or its controlling persons had prior business and/or personal relationships, and all of whom the Company believes to have been accredited investors at the times of the transactions. At all relevant times the Company was a reporting company under the Securities Exchange Act of 1934 and there was readily available adequate current public information with respect to the Company. Moreover all such transactions were completed without the involvement of any underwriter, placement agent or similar person, and without the payment of any commission or other compensation. The Company believes that all such transactions were exempt from registration under Section 4(2) of the Securities Act of 1933.

     On October 12, 2001, as part of the 2001 Restructuring, 9,375,000 shares of Common Stock were issued to 34 individuals solely in exchange for their shares in GEER, the Company’s predecessor. That transaction was completed without general solicitation and involved only a limited number of offerees, all of whom are believed to have been persons with whom the Company and/or its controlling persons had prior business and/or personal relationships. At all relevant times the Company was a reporting company under the Securities Exchange Act of 1934 and there was readily available adequate current public information with respect to the Company. The Company believes that such transaction was exempt from registration under Section 4(2) of the Securities Act of 1933.

     On September 28, 2001 1stopsale.com Holdings, Inc. issued a 6% Convertible Debenture to a private investor in the principal amount of $500,000. The Debenture had an original maturity date of November 30, 2001, which was mutually extended to February 28, 2002. The Debenture was convertible into shares of the Company’s Common Stock at the rate of $1.00 per share (after adjustment to reflect the subsequent reverse stock split). On February 7, 2002, this debenture plus accrued interest was converted into 510,849 shares of Common Stock. That transaction was completed without general solicitation and involved only one offeree with whom the Company and its controlling persons had prior business and/or personal relationships, and who the Company believes to have been an accredited investor at the times of the transaction. At all relevant times the Company was a reporting company under the Securities Exchange Act of 1934 and there was readily available adequate current public information with respect to the Company. Moreover such transaction was completed without the involvement of any underwriter, placement agent or similar person, and without the payment of any commission or other compensation. The Company believes that such transaction was exempt from registration under Section 4(2) of the Securities Act of 1933.

     On or about October 5, 1999, 1stopsale.com Holdings, Inc. issued 575,000 shares (after adjustment to reflect the subsequent reverse stock split) of Common Stock to one individual, the founder of 1stopsale.com Holdings, Inc., solely for cash. That transaction was completed without general solicitation and involved only one offeree who the Company believes to have been an accredited investor at the times of the transaction. Such transaction was completed without the involvement of any underwriter, placement agent or similar person, and without the payment of any commission or other compensation. The Company believes that such transaction was exempt from registration under Section 4(2) of the Securities Act of 1933.

Item 27. Exhibits

Exhibit
no.	Description

3.1*	Amended and Restated Certificate of Incorporation dated October 4, 2001, as filed in the office of the Secretary of State, State of Delaware on October 10, 2001, effective October 12, 2001 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated October 12, 2001 and filed with the SEC on October 26, 2001)

3.2*	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2, Registration No. 333-93647, filed with the SEC on December 27, 1999, as subsequently amended)

4.1*	Global Energy Group, Inc. 2001 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8, Registration No. 333-72526, filed with the SEC on October 31, 2001)

5++	Opinion of Trenam, Kemker as to the validity of the securities registered hereunder

10.1**	Employment agreement — Richardson

10.2**	Employment agreement — Toomey

10.3**	Consulting agreement — Wiles

10.4**	Consulting agreement — Cornett

10.5**	Proxy and Voting Agreement

10.6+	Investment Agreement

10.7+	Registration Rights Agreement

10.8+	Agreement with the Technical Research and Development Authority

21.1**	Subsidiaries of the Company

23.1+	Consent of Baumann, Raymondo & Company, PA, independent auditors

23.2++	Consent of Trenam, Kemker (included as part of Exhibit 5)

Exhibit
no.	Description

*	Previously filed; incorporated by reference as indicated.
**	Previously filed; incorporated by reference to the same-numbered exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed April 11, 2002, as the same may be subsequently amended.
+	Filed herewith.
++	To be filed by amendment.

Item 28. Undertakings

     (a)  We undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any Prospectus required by Section 10 (a) (3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (b)  We undertake that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  We undertake to remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

     (d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Global will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (f)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Tampa, State of Florida, on June 20, 2002.

GLOBAL ENERGY GROUP, INC.

By:	/s/ Joseph H. Richardson Joseph H. Richardson President, Chief Executive Officer and Chairman

Date:	June 20, 2002

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Joseph H. Richardson Joseph H. Richardson President, Chief Executive Officer, Chairman (principal executive officer, director)	June 20, 2002 Date

/s/ Peter E. Toomey Peter E. Toomey Executive Vice President - Chief Financial Officer (principal financial officer, principal accounting officer, director)	June 20, 2002 Date

/s/ Richard E. Wiles Richard E. Wiles (director)	June 20, 2002 Date